Exhibit 3.1
CERTIFICATE OF CORPORATE DOMESTICATION
OF
NEULION, INC.

Roy E. Reichbach, the General Counsel and Corporate Secretary of NeuLion, Inc., a corporation existing under the laws of Canada (“Corporation”), hereby certifies and states as follows:

1.           The Corporation was organized under the Canada Business Corporations Act on January 14, 2000.

2.           The name of the non-United States entity immediately prior to the filing of this Certificate of Corporate Domestication is NeuLion, Inc.

3.           The name of the Corporation under which it is filing a Certificate of Incorporation is NeuLion, Inc.

4.           Immediately prior to filing this Certificate of Corporate Domestication, the principal place of business and central administration of the Corporation was located at 1600 Old Country Road, Plainview, New York 11803.

5.           The domestication of the Corporation as a Delaware corporation has been approved in the manner provided for and in accordance with the Articles of Incorporation and the By-Laws that govern the internal affairs and the conduct of the business of the Corporation and in accordance with applicable laws of Canada.

6.           The effective date and time of the domestication of the Corporation as a Delaware corporation shall be November 30, 2010 at 11:59 p.m.

WHEREFORE, effective this 30th day of November, 2010, Roy E. Reichbach, General Counsel and Corporate Secretary of NeuLion, Inc., by signing below hereby affirms and acknowledges under penalty of perjury that the foregoing instrument is the act and deed of the Corporation and that the facts stated therein are true.

/s/ Roy E. Reichbach
Roy E. Reichbach
General Counsel and Corporate Secretary